Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Jennison Natural Resources Fund, Inc.:

We consent to the use of our report, dated December 17, 2018, with respect to the financial statements and financial highlights of PGIM Jennison Natural Resources Fund (formerly Prudential Jennison Natural Resources Fund), a series of Prudential Jennison Natural Resources Fund, Inc., as of October 31, 2018, and for the respective years presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

December 21, 2018